Harman International
PRESS RELEASE

April 26, 2006	FOR IMMEDIATE RELEASE
Contact: Greg Henry
Harman International Industries, Incorporated
202-393-1101

HARMAN INTERNATIONAL
REPORTS RECORD THIRD QUARTER RESULTS

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record sales and earnings for the third quarter and nine months ended March 31, 2006.  Net sales for the quarter were $801.5 million compared to $742.6 million during the same period last year, an increase of 8 percent.  Exclusive of foreign currency translation, net sales increased 14 percent.  Operating income for the three-month period was $98.8 million, an increase of 11 percent compared to the same period last year.  Operating income was 20 percent higher excluding the effects of foreign currency translation.  Earnings per diluted share for the quarter were $0.94 compared to $0.90 last year, an increase of 4 percent.  Exclusive of foreign currency translation, earnings per diluted share increased 13 percent.  Third quarter results include a $1.7 million tax charge related to the repatriation of foreign earnings under the “American Jobs Creation Act of 2004.”

For the nine months ended March 31, 2006, net sales were $2.389 billion, an increase of 7 percent compared to the same period last year.  Exclusive of foreign currency translation, net sales increased 12 percent.  Operating income for the nine months was $292.8 million, or 17 percent higher than a year ago.  Exclusive of foreign currency translation, operating income increased 24 percent compared to last year.  Earnings per diluted share for the nine-month period were $2.80 versus $2.30 a year ago, an increase of 22 percent.  Excluding foreign currency translation, earnings per diluted share increased 30 percent.  These results include tax charges of $2.8 million related to repatriation of foreign earnings.

Automotive net sales were $567.3 million during the third quarter, an increase of 9 percent compared to last year.  Excluding foreign currency translation, Automotive net sales were 16 percent higher than last year.  Consumer net sales were $106.8 million for the quarter, an increase of 7 percent.  Professional net sales increased 6 percent to $127.3 million.

April 26, 2006

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, commented:

“We produced solid results for the third quarter and first nine months of fiscal 2006.  All three of our operating groups achieved good results while continuing to invest in research and development programs that will support the next phase of the Company’s growth.  Automotive continues to develop infotainment systems to satisfy new contract awards that launch in fiscal years 2007, 2008 and beyond.  Consumer is developing new multimedia products and the next generation of home electronic systems.  Professional is building on the foundation laid by the successful introduction of the HiQnet protocol.

Under the “American Jobs Creation Act of 2004,” the Company repatriated $200 million and incurred a $1.1 million tax charge in the second quarter.  Because we intend to repatriate an additional $300 million in the fourth quarter, a tax charge of $1.7 million was booked in the third quarter.  Further, the Company is evaluating whether to retire its outstanding bonds prior to maturity in order to obtain the benefit of the substantial interest expense reduction.  We look forward to the fourth quarter of fiscal 2006 and reiterate our expectation of earning $3.85 per diluted share for the full year.”

Subject to Board approval, Douglas Pertz will join the Company as President and CEO on May 1, 2006.  He will succeed Bernard Girod who will continue with the Company through the calendar year.

At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the three and nine months ended March 31, 2006 and to offer management’s outlook for future periods.  To participate in the conference call, please dial (800) 230-1074 or for international calls dial (612) 332-0107 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EDT.  The replay will be available through May 3, 2006.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 826146.

Harman International will also be web-casting the presentation.  The web-cast can be accessed at http://65.197.1.5/att/confcast .  Please enter the Access Code:  815075 and then click Go.  There will also be a link to the web-cast at www.harman.com.  Participation through the web-cast will be in listen-only mode.  You will need Windows Media Player or Real Player to listen to the presentation.  An archive will be available for 30 days following the presentation.

April 26, 2006

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the automotive, consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:  Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Net sales	$801,487	742,564	2,388,780	2,222,857
Cost of sales	519,870	492,572	1,535,099	1,472,976

Gross profit	281,617	249,992	853,681	749,881

Selling, general and administrative expenses	182,827	161,235	560,838	499,687

Operating income	98,790	88,757	292,843	250,194

Other expenses:
Interest expense, net	2,492	2,314	10,889	8,281
Miscellaneous, net	857	318	2,627	4,532

Income before income taxes and minority interest	95,441	86,125	279,327	237,381

Income tax expense	31,775	22,609	89,516	74,768
Minority interest	(360)	---	(717)	---

Net income	$64,026	63,516	190,528	162,613

Basic earnings per share	$0.96	0.94	2.88	2.42
Diluted earnings per share	$0.94	0.90	2.80	2.30

Shares outstanding – Basic	66,428	67,743	66,103	67,095
Shares outstanding – Diluted	68,109	70,831	68,164	70,679

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	March 31,	March 31,
	2006	2005

ASSETS

Current assets
Cash and cash equivalents	$397,099	282,661
Investments	---	6,651
Accounts receivable	440,191	430,085
Inventories	337,685	340,522
Other current assets	158,864	116,335

Total current assets	1,333,839	1,176,254

Property, plant and equipment	479,815	477,027
Goodwill	356,005	372,441
Other assets	202,075	117,439

Total assets	$2,371,734	2,143,161

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$1,746	2,997
Current portion of long-term debt	174,961	699
Accounts payable and accrued liabilities	763,548	660,712

Total current liabilities	940,255	664,408

Long-term debt	150,109	329,527
Other non-current liabilities	71,628	76,690

Total shareholders’ equity	1,209,742	1,072,536

Total liabilities and shareholders’ equity	$2,371,734	2,143,161